Exhibit 10.3

Approved by Board of Directors

July 28, 2005

NINTH AMENDMENT TO

CARRAMERICA REALTY CORPORATION

1997 STOCK OPTION AND INCENTIVE PLAN, AS AMENDED

This Ninth Amendment (the “Ninth Amendment”) to the CarrAmerica Realty Corporation 1997 Stock Option and Incentive Plan, as amended (the “Plan”) is adopted as of July 28, 2005 by the Board of Directors (the “Board”) of CarrAmerica Realty Corporation (the “Corporation”).

RECITALS

WHEREAS, the Board has determined that it is desirable and in the best interests of the Corporation to amend the Plan to permit the issuance of LTIP Units relating to the LTIP Units of the CarrAmerica Realty Operating Partnership, L.P; and

WHEREAS, Section 15 of the Plan provides that the Plan may be amended by the Board.

NOW, THEREFORE, BE IT RESOLVED, that the Plan is amended as follows:

1. The following new defined terms are hereby added to Section 2 of the Plan:

2.29 “Limited Partnership” means CarrAmerica Realty Operating Partnership, L.P., a Delaware limited partnership.

2.30 “Limited Partnership Agreement” means the Amended and Restated Agreement of Limited Partnership of CarrAmerica Realty Operating Partnership, L.P., as amended and restated from time to time.

2.31 “LTIP Unit” means an “LTIP Unit” as that term is defined in the Limited Partnership Agreement. LTIP Units may be granted in accordance with Section 26 of the Plan.

2. The definitions of “Grant” and “Grantee” are hereby amended and restated to read as follows:

2.11 “Grant” means an award of an Option, Restricted Stock, Restricted Stock Unit, or LTIP Unit under the Plan.

2.13 “Grantee” means a person who receives a Grant under the Plan.

3. A new Section 26 entitled “LTIP Units” is hereby added to the Plan to read as follows:

26. LTIP UNITS

26.1 Grant of LTIP Units.

The Committee is authorized to grant LTIP Units, subject to such restrictions, conditions and other terms, if any, as the Committee may determine. Grants of LTIP Units may be made for no consideration. Each LTIP Unit will be deemed equivalent to an award of one share of Stock and will reduce the availability of Stock under Section 4 of the Plan on a one-for-one basis. The Committee shall determine the fair market value of each LTIP Unit awarded under the Plan. The Company or a Subsidiary, as the case may be, shall have the right to deduct from payments of any kind otherwise due to a Grantee any Federal, state or local taxes of any kind required to be withheld with respect to the grant, vesting, sale or payment of LTIP Units in the manner provided for other types of Grants in Section 19.

26.2. Restrictions.

At the time an award of LTIP Units is made, the Committee may, in its sole discretion, establish a period of time (a “restricted period”) during which such LTIP Units shall be subject to restrictions. Each Grant of LTIP Units may be subject to a different restricted period. The Committee may, in its sole discretion, at the time a grant of LTIP Units is made, prescribe restrictions in addition to or other than the expiration of the restricted period, including the satisfaction of corporate or partnership objectives or individual performance objectives, which may be applicable to all or any portion of the LTIP Units. LTIP Units may not be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the restricted period or prior to the satisfaction of any other restrictions prescribed by the Committee with respect to such LTIP Units.

26.3. Rights of Holders of LTIP Units.

Unless the Committee otherwise provides in an Award Agreement, holders of LTIP Units shall have the right to receive any distributions declared or paid with respect to such units. The Committee may provide in the Award Agreement that holders of LTIP Units shall have the right to vote such units. The Committee may provide in the Award Agreement that any distributions paid on LTIP Units must be reinvested in LTIP Units, which may or may not be subject to the same vesting conditions and restrictions applicable to such LTIP Units. All distributions, if any, received by a Grantee with respect to restricted LTIP Units as a result of any stock split, stock dividend or distribution, combination of shares, or other similar transaction shall be subject to the restrictions applicable to the original Grant.

26.4. Termination of Employment.

Unless the Committee otherwise provides in an Award Agreement or in writing after the Award Agreement is issued, upon the termination of a Grantee’s employment with the Company other than by reason of the Grantee’s death, any Grant to such Grantee covering LTIP Units that has not vested, or with respect to which all applicable restrictions and conditions have not lapsed, shall immediately lapse and be forfeited. Upon forfeiture of any such LTIP Units, the Grantee shall have no further rights with respect to such Grant, including but not limited to any right to vote LTIP Units or any right to receive distributions with respect to such Grant. If a Grantee dies while employed by the Company, all LTIP Units granted to such Grantee shall fully vest on the date of death, and shall be transferred in accordance with the terms of the Grantee’s written beneficiary designation form, if any, or, if none, as may be provided by will or the laws of descent and distribution.

26.5 Adjustments of LTIP Units

Outstanding LTIP Units shall be subject to the adjustments provided for Stock in Section 16 of the Plan, to the extent and in the manner that the Committee determines to be appropriate.

4. All capitalized terms used herein shall have the meanings assigned to them in the Plan.

5. Except as expressly amended hereby, the Plan remains in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Ninth Amendment to be signed by the undersigned, a duly authorized officer of the Corporation, as of July 28, 2005.

CarrAmerica Realty Corporation

By:	/s/ Linda A. Madrid
Linda A. Madrid
Managing Director,
General Counsel and Corporate Secretary

Attest:	/s/ Ann Marie Pulsch
Ann Marie Pulsch
Assistant Secretary

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